The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-227398
Subject to Completion. Dated May 6, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 3, 2018)
    Shares

CHEMBIO DIAGNOSTICS, INC.
COMMON STOCK
We are offering      shares of our common stock having an aggregate offering price of $    .
Our common stock is listed on the Nasdaq Capital Market under the symbol “CEMI.” The last reported sale price of our common stock on the Nasdaq Capital Market on May 5, 2020 was $14.20 per share.
Investing in our common stock involves substantial risks. Please refer to “Risk Factors” beginning on page S-6 of this prospectus supplement.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to us, before expenses
(1)	Please refer to “Underwriting” beginning on page S-23 of this prospectus supplement for additional information regarding underwriting compensation.
Delivery of our common stock is expected to be made on or about     , 2020.
We have granted the underwriters a 30-day option to purchase up to      additional shares of common stock at the public offering price less underwriting discounts and commissions.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Sole Book-Running Manager

Baird
Co-Manager

Dougherty & Company LLC
     , 2020.

The words “we,” “our,” “us,” “and “Chembio” refer to Chembio Diagnostics, Inc. and its consolidated subsidiaries unless we indicate otherwise.
Our principal executive offices are located at 555 Wireless Boulevard, Hauppauge, New York 11788. Our telephone number is (631) 924-1135. Our website address is www.chembio.com. The information contained in, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.
DPP, STAT-PAK, SURE CHECK and SURE-VIEW are our registered trademarks, and our logo design is our trademark. For convenience, these trademarks appear in this prospectus supplement without ® and ™ symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademarks. This prospectus supplement also includes trademarks, tradenames and service marks owned by other organization.
S-i

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and related matters. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent the information set forth in this prospectus supplement differs or varies from the information set forth in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they soliciting an offer to buy, the offered shares of common stock in any state or other jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is only accurate as of the date the information is presented.
For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.
S-ii

Prospectus Supplement Summary
The following summary highlights selected information contained or incorporated by reference in this prospectus supplement. Because the following is only a summary, it does not contain all of the information you should consider before investing in common stock. Before making an investment decision, you should carefully read all of the information, including the risks factors and the financial statements and related notes, contained and incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our Company
We develop, manufacture and commercialize diagnostic tests used for the detection and diagnosis of infectious diseases. We have been expanding our product portfolio based upon our proprietary DPP technology, a novel, rapid diagnostic platform that uses a drop of blood from the fingertip to provide high-quality, cost-effective results in approximately 15 minutes. Our products are sold globally to medical laboratories and hospitals, governmental and public health entities, non-governmental organizations, medical professionals, and retail establishments.
The global COVID-19 pandemic significantly affected our operating results for the first quarter of 2020. We anticipated that, in addition to the business disruption and general economic effects caused by the pandemic, a substantial portion of the funding that would otherwise have been available for testing for infectious diseases addressed by our diagnostic tests, such as the human immunodeficiency virus, or HIV, would be redirected to testing for the novel coronavirus that causes COVID-19.
In February 2020, we began to shift substantially all of our resources to leverage our DPP lateral flow technology to address the acute and escalating need for an accurate diagnostic test for COVID-19. By March 2020 we had developed, and begun to manufacture for commercialization, the DPP COVID-19 System, which consists of our new serological test for COVID-19 and our Micro Reader analyzer. The DPP COVID-19 System can provide discrete, numerical readings for IgM and IgG antibody levels in approximately 15 minutes from a fingerstick drop of blood. The accuracy of the DPP COVID-19 System after 11 days post the onset of symptoms is 100% for total antibodies.
Subsequently, we have taken key steps toward commercializing the DPP COVID-19 System:
•	We have acquired three regulatory approvals of the DPP COVID-19 System in the global testing market:
○	an Emergency Use Authorization, or EUA, granted by the U.S. Food and Drug Administration, or FDA, in April 2020;
○	an approval for emergency use issued by Brazil’s Agência Nacional de Vigilância Sanitária, or ANVISA, in April 2020; and
○	a CE Marking for the European Union obtained in early May 2020.
•
Stony Brook Medicine has selected the DPP COVID-19 System to help identify persons who have recovered from COVID-19, for use in an FDA-approved investigation to determine if those persons’ convalescent blood plasma can help treat patients with an active COVID-19 infection.

•
We have begun shipping the DPP COVID-19 System to fulfill a $4 million purchase order from Bio-Manguinhos, a long-standing customer that is a subsidiary of the foundation responsible for the development and production of vaccines, diagnostics and biopharmaceuticals for Brazil’s national public health system.

•	We have initiated a limited number of commercial shipments of the DPP COVID-19 System to customers in the United States.
We have initiated a multi-faceted expense reduction program to reduce operating expenses and facilitate profitable growth. We have undertaken actions to adjust the size and composition of our organization, including by removing positions that were non-essential in light of our new business strategy, and to remove other expenses, all of which we expect will provide savings throughout, and after, 2020. A number of these actions are being taken with a view to facilitating our new focus on the development, manufacture and commercialization of the DPP COVID-19 System. In

April 2020 we received a loan of $2.98 million pursuant to the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act, which we intend to return in full in the event we complete the offering being made hereby.
DPP COVID-19 System
We believe we have a proven track record in rapidly responding to global health emergencies. Building upon our extensive experience in developing and manufacturing high-quality HIV tests, we received EUAs for DPP tests related to the global outbreaks of Ebola in 2014 and Zika in 2015. DPP technology is an advanced, versatile lateral flow testing platform with the capability to multiplex, or detect multiple biomarkers, from a single patient sample. When the novel coronavirus emerged, we were confident that we could leverage our DPP platform and our scientific and operational expertise to create an antibody test to detect and diagnose the presence, or former presence, of antibodies generated in response to the virus. The speed with which we were able to develop a test for COVID-19 illustrates the DPP platform’s applicability to new and emerging infectious diseases.
Product Benefits
Based on a simple fingerstick drop of blood, the DPP COVID-19 System offers discrete detection of IgM and IgG antibodies with high sensitivity and specificity, after approximately 15 minutes of reaction time. The DPP COVID-19 System is designed to detect IgM and IgG antibodies in the blood that are produced by the body in response to a novel coronavirus infection. Detection of an acute infection, as determined by the level of IgM antibodies, helps determine if a patient is still infectious. As the infection progresses, the body typically begins to produce IgG antibodies. The IgG antibody levels increase, while IgM antibody levels decrease and eventually disappear. IgG antibodies remain, evidencing the earlier infection. It is not currently known how long IgG antibodies to coronavirus remain in the body.
Using the results of our serological test, the portable Micro Reader analyzer included in the DPP COVID-19 System can produce numerical test results in approximately 15 seconds. Numerical readings of each of the IgM and IgG antibodies can assist in identifying patients who have been exposed to the novel coronavirus, even patients who exhibit mild, or no, symptoms. Numerical results reduce the possibility of the types of human error that can be experienced in the visual interpretations required by many other serological tests.
Targeted Uses and Customers
By changing the way people interact and function in everyday life, the COVID-19 pandemic has created new types of customer needs and has expanded the use cases for diagnostic testing. We believe the DPP COVID-19 System is well-positioned to address both existing and emerging markets by, for example, monitoring infection progression in individuals to improve clinical outcomes, surveilling community populations to determine herd immunity, and facilitating evaluation of potential therapeutic treatments and potential vaccine development processes.
Because the DPP COVID-19 System is portable, uses a fingerstick blood sample, produces numerical results, and requires approximately 15 minutes for test processing and approximately 15 seconds for results processing, we believe tests can be conducted in a wide variety of settings, including on a decentralized basis without significant infrastructure. Moreover, because the Micro Reader analysis requires approximately 15 seconds and is performed independently from the test processing, the DPP COVID-19 System can process more than 200 tests per hour, making it appropriate for high-volume applications.
Under the EUA for the DPP COVID-19 System, we are permitted to sell to laboratories certified under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, to perform moderate and high complexity tests. We are currently focusing our sales efforts on target hospitals and state and city health departments authorized to perform moderate and high complexity tests in regions that have been most effected by the pandemic. Because we anticipate larger institutions and employers will have increasing interest in COVID-19 tests as the world evaluates its path back to work and whether individuals may have been exposed to, and may have immunity from, COVID 19, we are working with the FDA to identify and understand the requirements and guidelines that would be applicable if we were able to receive a certificate of waiver under CLIA with respect to the DPP COVID-19 System.
Sales Channels
We believe our deep experience with infectious diseases, including our development of tests that can multiplex as many as eight different diseases with a single drop of blood and deliver numerical results with our Micro Readers, illustrates our ability to expand our DPP technology into a broader range of tests. Our initial focus for the DPP COVID-19 System is selling to customers in the United States and fulfilling our existing order from Brazil, but we expect to expand our sales efforts to include Europe and elsewhere, as demand determines. We understand, based on publicly available third-party comments, that the sales price for COVID-19 tests in the United States is expected to range from approximately $20 to $30 per test.
There is a diverse customer base interested in using the DPP COVID-19 System. This potential group includes various hospital departments, state and city health departments, ambulatory surgery centers, physician offices, health clinics and urgent care centers, pharmacies, and nursing homes. Outside the known health care arena, we anticipate there will be increasing interest from larger institutions and employers as the world evaluates its path back to work and whether individuals may have been exposed to COVID-19 and may have immunity. We are focusing our initial sales efforts for the DPP COVID-19 System principally on hospitals and state and city health departments in the regions that have been most affected by the pandemic, while monitoring existing and escalating demand throughout the United States and internationally.
Manufacturing
We manufacture all of our COVID-19 tests in the United States and Brazil and all of our Micro Readers in Germany. In 2018 we began automating some of our manufacturing processes and expanding our manufacturing capacity in the United States. During 2018, we took delivery of our first automated manufacturing line. This automated manufacturing line provided DPP test production for Brazil and is capable of assembling various configurations of DPP tests. The first automated line has an annual capacity of between five and ten million tests, depending on the test configuration, and uses vision-guided, robotic operation to improve inspection and quality control. During 2019, we took delivery of our second and third automated manufacturing lines, which are undergoing commissioning and regulatory approvals. We initiated the process of automating our U.S. manufacturing processes because we believe the reduced variable costs associated with automated manufacturing lines will improve product gross margins.
In connection with obtaining the EUA for the DPP COVID-19 System, we have begun the process of shifting substantially all of our test manufacturing capacity to the DPP COVID-19 System. This shift included investment totaling approximately $0.8 million to increase tooling capacity, advance our automated manufacturing, and begin recruiting additional workers to expand capacity and supplement absenteeism associated with employee self-quarantines as the result of the COVID-19 pandemic.
During the initial period of expected high demand for COVID-19 tests such as the DPP COVID-19 System, the ultimate duration of which we continue to evaluate, we are working to scale both our manual and automated processes for the assembly of tests for the DPP COVID-19 System. We are focused on scaling our manufacturing operations to target a manufacturing capacity of one million tests in May 2020, subject to continued test demand and supply chain reliability. Thereafter we will, to the extent feasible, seek to cost-effectively scale our manufacturing capacity to respond to market demand. We have designed, and will seek to implement, a capacity growth plan intended to ramp production each month to reach a target run rate of two million per month by the end of the third quarter of 2020. Our actual growth in capacity will be tied to market demand, and our ability to ramp capacity will be subject to our ability to fund, manage and execute our internal manufacturing requirements and to continue to have the necessary support of our supply chain and other vendors.

Legacy Infectious Disease Product Portfolio
Prior to shifting our focus to COVID-19 testing in February 2020, we had established our company as a leading provider of diagnostic tests for infectious diseases with a broad portfolio of infectious disease products. We refer to our infectious disease products, other than the DPP COVID-19 System, as our legacy products. We expect to generate an immaterial amount of revenue from our legacy products for the foreseeable future, while we continue to focus on the manufacture and commercialization of the DPP COVID-19 System. Thereafter, however, we intend to recommence the development, marketing, manufacture and sale of the legacy product portfolio consistent with market demand.
Our legacy infectious disease products are based on our DPP technology. They require only a single drop of blood from the fingertip and provide results in approximately 15 minutes. These products feature:
•	enhanced sensitivity and specificity;
•	advanced multiplexing; and
•	when used with our Micro Reader, numerical results processed in approximately 15 seconds.
Our legacy products include both stand-alone and multiplex tests for sexually transmitted infectious diseases such as HIV and Syphilis. We have sought to address the global concerns related to HIV and Syphilis co-infection through the development of a novel, multiplex test for both HIV and Syphilis. We developed a DPP HIV-Syphilis multiplex test and received regulatory approvals covering a number of international markets, including Brazil, Europe, Malaysia and Mexico.
Our legacy products also include tests for selected fever and tropical diseases such as Chagas, Ebola, Leishmaniasis and Zika. The market for lateral flow tests for mosquito-borne diseases includes established markets for diseases such as Dengue and Malaria. There are also a number of emerging markets for lateral flow tests for infectious diseases such as Burkholderia, Chikungunya, lassa, leptospirosis, Marburg, Rickettsia and Zika. Our legacy products in development include tests using our DPP platform to detect all of the aforementioned fever and tropical diseases, as stand-alone or multiplex tests.
Research & Development Services
Our commercially available products employ either our proprietary DPP technology or traditional lateral flow technology. In recent years, we have, while concurrently developing our own products, executed a strategy to leverage DPP intellectual property, as well as our scientific and operational expertise, through our Research & Development Services program of collaborative projects.
Research & Development Services develops tests for third parties using our DPP platform and, in limited cases, other platforms in projects that we believe have the potential to create value for the rest of our business. Research and development, or R&D, costs related to these collaborations are fully funded by our collaborators. We believe that, in addition to providing revenue to support our R&D organization, these activities further validate the DPP platform’s ability to provide superior diagnostic performance compared with products that utilize traditional lateral flow technology. The projects also expand the know-how of our R&D team, which we seek to leverage in the development of our own products.
Examples of projects performed by Research & Development Services include a biomarker development project agreement entered into with AstraZeneca plc in October 2017 in which we use both our DPP and optical analyzer technologies, and a potential companion/compatible diagnostic test being developed in collaboration with Shire Human Genetic Therapies, Inc. a subsidiary of Takeda Pharmaceutical Company Limited.
We believe leading global healthcare organizations and others have chosen to collaborate with us based on our deep scientific expertise with our DPP technology platform and capabilities, our successful record of developing DPP tests with a diverse set of collaborators, including global commercial companies, governments and non-governmental organizations, and our extensive experience in obtaining regulatory approvals from various regulatory authorities in the United States, Brazil , the European Union and Mexico.

Offering
Common stock offered by us
     shares
Common stock to be outstanding after this offering
     shares (or    shares if the underwriters exercise their option to purchase additional shares in full)
Option to purchase additional shares of common stock
     shares
Use of proceeds
We estimate we will receive net proceeds from this offering of $   million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, we estimate our net proceeds will be $   million.
We intend to use our net proceeds from this offering to support the refocus of our business strategy, including the manufacturing and further commercialization of the DPP COVID-19 System, to expand our sales force to support growth, to increase our manufacturing capacity and for other general corporate purposes. See “Use of Proceeds.”
The Nasdaq Capital Market symbol
CEMI
Risk Factors
Investing in our common stock involves substantial risks. See the “Risk Factors” section of this prospectus supplement for a description of certain of the risks you should consider before investing in our common stock.
The number of shares of common stock to be outstanding following this offering is based on 17,548,910 shares outstanding as of April 29, 2020, which consists of 17,295,749 shares outstanding as of March 31, 2020, as adjusted to reflect 253,161 shares issued upon the exercise of an outstanding warrant, and excludes as of that date 1,345,124 shares issuable upon the exercise of options with a weighted-average exercise price of $4.07 per share, 704,267 shares underlying restricted stock units, and 1,067,725 shares reserved for future issuance under our equity incentive plan.
Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of outstanding stock options or of the underwriters’ option to purchase additional shares.

Risk Factors
Investing in our common stock involves risks. In particular, we draw your attention to the risk factors relating to COVID-19 set forth below, which are also contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, as filed with the SEC on May 4, 2020. Risks relating to our business, including our legacy products, collaborations, regulations, common stock and company generally, are contained in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 13, 2020, and in our other filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read these risk factors in their entirety, together with the other information in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering..
Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.
Risks Related to Our Business Focus on COVID-19
We are refocusing our business strategy to respond to COVID-19, which is a new and rapidly developing market, making it difficult to evaluate our business and future prospects.
The market for COVID-19 diagnostic testing is new and rapidly developing, which makes it difficult to evaluate our business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced in rapidly changing industries, including those related to:
•	our ability to compete with companies that are currently in, or may in the future enter, the market for our products;
•	our ability to control costs, including our operating expenses;
•	our ability to successfully expand our business;
•	our ability to meet customer demand;
•	the amount and timing of operating expenses, particularly sales and manufacturing expenses, related to the maintenance and expansion of our business, operations and infrastructure; and
•	general economic and political conditions in our markets.
Given the unpredictable nature of the COVID-19 pandemic, the potential size of this market and the timing of its development is highly uncertain. Our future success is dependent on the manner in which the market for COVID-19 diagnostics develops. If the market develops in a manner that does not facilitate the inclusion of our products, or fails to grow in the manner in which we expect, our business may not continue to grow.
We are allocating substantially all of our resources to the production of our DPP COVID-19 System for the foreseeable future, and our long-term business success could be negatively impacted by our diversion of resources from our legacy business of diagnostic testing for other infectious diseases.
We are committing substantially all of our financial and personnel resources to the development, manufacturing and commercialization of the DPP COVID-19 System. This resource allocation may negatively impact our legacy product portfolio, as we expect to spend limited funds and time on updating pre-existing products and regulatory approvals or on completing products that were in development prior to our strategic decision to focus on the DPP COVID-19 System. Our business could be negatively impacted by our allocation of significant resources to a global health threat that is unpredictable and could dissipate; there is no guarantee that current or anticipated demand will continue, or if demand does continue, that we will be able to produce in quantities to meet the demand. We intend to reestablish our legacy business in the future, but there can be no assurance that we will be able to successfully recommence the development and commercialization of our legacy products and products under development.
COVID-19 diagnostic tests, including our DPP COVID-19 System, are subject to changes in CLIA, FDA and other regulatory requirements.
Our DPP COVID-19 System is subject to regulations of the U.S. Food and Drug Administration, or FDA, International Organization for Standards and other regulatory requirements. The regulations regarding the manufacture and sale of our DPP COVID-19 System may be unclear and are subject to change. Newly promulgated regulations could require changes to our DPP COVID-19 System, necessitate additional procedures, or make it impractical or impossible for us to market our DPP COVID-19 System for certain uses, in certain markets, or at all. The FDA and other regulatory authorities also have the ability to impose new or additional requirements relating to our DPP COVID-19 System. The implementation of such changes or new or additional requirements may result in substantial additional costs and could delay or make it more difficult or complicated to sell our products.
The FDA issued an Emergency Use Authorization, or EUA, for emergency use of the DPP COVID-19 System. The FDA has established certain conditions that must be met to maintain authorization under an EUA, and the FDA also has the power to revoke the EUA under which our DPP COVID-19 System is sold if it determines that the underlying health emergency no longer exists or warrants such authorization. Such revocation would preclude the sale of our COVID-19 product unless and until a further regulatory approval or authorization is obtained. We cannot predict the effect, if any, that these changes might have on our business, financial condition or results of operations.
In addition, the EUA issued by the FDA for emergency use of the DPP COVID-19 System is limited to authorized laboratories certified under CLIA to perform moderate and high complexity tests. We are currently working with the FDA to approve our application for waived status under CLIA, which would permit any laboratory with a Certificate of Waiver, including physician offices and urgent care clinics, to perform the tests. The time required to obtain marketing authorizations and other approvals from regulatory authorities is unpredictable. The standards that the FDA and its foreign counterparts use when evaluating clinical trial data can change, and does often change, during development, which makes it difficult to predict with any certainty how they will be applied. We may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, or changes in FDA policy during the period of FDA regulatory review.
Our near-term success is highly dependent on the success of our DPP COVID-19 System, and we cannot be certain that it will attain market acceptance and or be successfully commercialized in the United States or elsewhere.
Although we have received EUA for our DPP COVID-19 System, the product may not gain broad market acceptance among physicians, healthcare payers, patients, and the medical community. We have conducted our own research into the markets for our product candidates, including our DPP COVID-19 System; however, we cannot guarantee market acceptance of our product, and have somewhat limited information on which to estimate our anticipated level of sales. Our product will require healthcare providers and doctors to accept and adopt our technology. Our industry is susceptible to rapid technological developments and there can be no assurance that we will be able to match any new technological advances. If we are unable to match the technological changes in the needs of our customers the demand for our products will be reduced. Acceptance and use of any products we market will depend upon a number of factors including:
•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;
•	limitation on use or warnings required by FDA in our product labeling;
•	cost-effectiveness of our products relative to competing products;
•	convenience and ease of administration;
•	potential advantages of alternative treatment methods;

•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.
Because we expect virtually all of our product revenues for the foreseeable future to be generated from sales of our current products and the DPP COVID-19 System in particular, the failure of these products to find market acceptance would substantially harm our business and would adversely affect our revenue. If our DPP COVID-19 System is not as successfully commercialized as expected, we may not be able to generate sufficient revenue to become profitable. Any failure of the DPP COVID-19 System to be successfully commercialized in the United States may have a material adverse effect on our business, operating result financial condition and cash flows, and could result in a substantial decline in the price of our common stock.
Our DPP COVID-19 System may not gain wide industry acceptance, and industry adoption of alternative technology could negatively impact our ability to compete successfully.
Of the 54 test kit manufacturers and commercial laboratories to receive an EUA for COVID-19 diagnostics as of April 30, 2020, only eight use serological technology. Customers or the industry as a whole could adopt alternative technologies for testing, including molecular point-of-care testing, which could result in lower demand for our serological test. Various advances in the treatment and monitoring of patients could cause lower demand for our DPP COVID-19 System or for serological testing for COVID-19 as a whole.
The diagnostic testing market, particularly with respect to COVID-19, is highly competitive, and many of our competitors are larger, better-established, and have greater technical and marketing capabilities and financial and other resources than we have.
The diagnostics market, particularly with respect to COVID-19 diagnostic tests, is highly competitive and we face substantial competition based on factors such as product quality, analytical performance, ease of use, price, customer service and reputation. Industry competition is also based the following additional factors:
•	patent protection;
•	scientific expertise;
•	ability to develop and market products and processes;
•	ability to obtain required regulatory approvals;
•	ability to manufacture cost-effective products that meet applicable regulatory requirements;
•	access to adequate capital; and
•	ability to attract and retain qualified personnel.
Numerous companies in the United States and internationally have announced their intention to offer new products, services and technologies that could be used in substitution for the DPP COVID-19 System. Many of those competitors are significantly larger, and have substantially greater financial, engineering and other resources, than us. In addition, our competitors may have or may develop products or technologies that currently or in the future will enable them to produce competitive products with greater capabilities or at lower costs than ours. If we are unable to compete effectively, we may fail to meet our strategic objectives, and our business, financial condition and operating results could be harmed.
We expect competition to with respect to testing solutions for COVID-19 to continue to increase and our success will depend on widespread market acceptance of our products.
We expect competition to continue to increase as other established and emerging companies enter the market, as customer requirements evolve, and as new products, services and technologies are introduced. The entrance of new competitors is being encouraged by governmental authorities, which are offering funding to support development of testing solutions for COVID-19. Some of our existing or new competitors may have strong relationships with current and potential customers, including governmental authorities, and, as a result, may be able to respond more quickly to new or changing regulatory requirements, new or emerging technologies, and changes in customer requirements. Our products may not compete favorably, and we may not be successful in the face of increasing competition from new products and technologies introduced by our existing competitors or new companies entering our markets. Any failure to compete effectively could materially and adversely affect our business, financial condition and operating results.
We depend on use of third-party suppliers, some of which may constitute our sole supply source, for certain important product components and materials presents risks that could have negative consequences for our business.
We purchase certain critical components used in our DPP product lines, including our DPP COVID-19 System from a sole source or limited number of sources. If for any reason these suppliers become unwilling or unable to supply our critical component needs, it may be difficult to find an alternate supply source in a reasonable time period or on commercially reasonable terms, if at all. The change in a critical component could also necessitate additional development work and approval by the FDA and other regulatory agencies. As a result, the termination or limitation of our relationship with one or more of these suppliers could require significant time to complete, increase our costs, and disrupt or discontinue our ability to manufacture and sell the affected products. Moreover, some of these suppliers may experience financial difficulties that could prevent them from supplying us with components or subassemblies used in the design and manufacture of our products. In addition, these suppliers may experience manufacturing delays or shutdowns due to circumstances beyond their control, such as complications related to COVID-19, labor issues, political unrest or natural disasters.
Any supply chain deficiencies could materially and adversely affect our ability to fulfill customer orders and our results of operations. The availability of critical components and materials from sole- or limited source suppliers could reduce our control over pricing, quality and timely delivery, increase our costs, could disrupt our ability to manufacture and sell, and preclude us from manufacturing and selling, certain of our products into one or more markets. Any such event could have a material adverse effect on our results of operations, cash flow and business.
The COVID-19 pandemic could continue to spread rapidly and affect our suppliers and employees, and cause disruptions in current and future plans for operations and expansion.
The COVID-19 pandemic may directly and indirectly adversely impact our business, financial condition and operating results. The extent to which this will continue will depend on numerous evolving factors that are highly uncertain, rapidly changing and cannot be predicted with precision or certainty at this time.
Our business may be disrupted due to the costs incurred as a result of additional necessary actions and preparedness plans to help ensure the health and safety of our employees and continued operations, including enhanced cleaning processes, protocols designed to implement appropriate social distancing practices, and/or adoption of additional wage and benefit programs to assist employees. We may also have difficulty meeting demand for our products if our employees are affected by COVID-19, or if we do not have adequate space to produce our product with social distancing practices implemented. We also cannot predict the effect of COVID-19 pandemic on our supply chain’s reliability and costs,
In addition, our business and operations, and the operations of our suppliers, may be adversely affected by the COVID-19 pandemic. The pandemic, including the related response, could cause disruptions due to potential suspension or slowdown of activities at our third-party suppliers, or increased prices implemented by our suppliers. The adverse effect on our employees or suppliers could have an adverse impact on our business, results of operations and financial condition.

We are subject to governmental export controls that could impair our ability to compete in international markets.
The United States and various foreign governments have imposed controls, export license requirements and restrictions on the export of certain products and technologies. We must export our products in compliance with export controls in the United States, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions established by the Treasury Department’s Office of Foreign Assets Controls. We may not always be successful in obtaining necessary export licenses, and our failure to obtain required import or export approval for our products or limitations on our ability to export or sell our products imposed by these laws may harm our international and domestic sales and adversely affect our revenue. Noncompliance with these laws could have negative consequences, including government investigations, penalties and reputational harm.
If the United States government imposes restrictions on the export of our DPP COVID-19 System, or any of our other products, such restrictions could have a material impact on our ability to sell our products to existing or potential customers outside of the United States and harm our ability to compete internationally. Any change in export regulations or legislation, or change in the countries, persons or technologies targeted by export regulations, could decrease our ability to export or sell our products outside the United States or to existing or potential customers with international operations. Changes in our ability to sell our products outside the United States could negatively impact our business prospects and adversely affect our business and results of operations.
Third-party reimbursement policies and potential cost constraints could negatively affect our business.
The potential end-users of our products include hospitals, physicians and other healthcare providers. If these end-users do not receive adequate reimbursement for the cost of our products from their patients’ healthcare insurers or payors, the use of our products could be negatively impacted. Furthermore, the net sales of our products could also be adversely affected by changes in reimbursement policies of government or private healthcare payors.
Hospitals, physicians and other healthcare providers who purchase diagnostic products in the United States generally rely on third-party payors, such as private health insurance plans, Medicare and Medicaid, to reimburse all or part of the cost of the product. Due to the overall escalating cost of medical products and services, especially in light of the COVID-19 outbreak and its straining of healthcare systems across the globe, there is increased pressure on the healthcare industry, both foreign and domestic, to reduce the cost of products and services. Given the efforts to control and reduce healthcare costs in the United States, available levels of reimbursement may change for our existing products or products under development. Third-party reimbursement and coverage may not be available or adequate in either the United States or international markets, current reimbursement amounts may be decreased in the future and future legislation, and regulation or reimbursement policies of third-party payors, may reduce the demand for our products or our ability to sell our products on a profitable basis.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared, approved, authorized, or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and clear, approve, or authorize new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for medical devices or modifications to be cleared or approved, medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the global COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and subsequently, on March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Risks Related to this Offering
Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.
Decreased trading volume in our stock would make it more difficult for investors to sell their shares in the public market at any given time at prevailing prices. Although there is no affiliation between our management and our larger stockholders, they could exercise significant control over our company if they voted their shares in a similar manner.
You will experience immediate and substantial dilution in the net tangible book value per share of our common stock you purchase.
Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of our common stock you purchase in this offering. Based on the public offering price of $  per share, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $  per share in the net tangible book value of our common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.
You may experience future dilution as a result of future equity offerings and the exercise of outstanding options and restricted stock units.
In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. As of April 29, 2020 1,067,725 shares of common stock were reserved for future issuance under our equity incentive plan (as adjusted from 1,099,504 shares of common stock reserved for issuance at March 31, 2020 after giving effect to 31,779 shares underlying restricted stock units in April 2020). There were also options outstanding to purchase 1,345,124 shares of common stock and 704,267 shares underlying outstanding restricted stock units. You will incur dilution upon exercise of any outstanding stock options or restricted stock units.

If the price of our common stock fluctuates significantly, your investment could lose value.
The stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including, but not limited to: the duration and severity of the COVID-19 pandemic; our quarterly or annual operating results; investment recommendations by securities analysts following our business or our industry; additions or departures of key personnel; changes in our business, earnings estimates or market perceptions of our competitors; our failure to achieve operating results consistent with securities analysts’ projections; changes in industry, general market or economic conditions; and announcements of legislative or regulatory change.
The stock market has experienced substantial price and volume fluctuations as a result of the COVID-19 pandemic and other factors that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the price for our common stock.
Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
We intend to retain future earnings, if any, for future operations and expansion of our business and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See “Dividend Policy” below.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.
Our ability to utilize our federal net operating loss and tax credit carryforwards may be limited under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if we experience an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period). Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards.
We experienced an ownership change in 2004 and 2006, and we estimate a portion of our existing federal net operating loss carryforwards are subject to an annual limitation under Section 382 of the Code. Since our ownership change in 2006, we have not assessed whether an ownership change has subsequently occurred. If we have experienced an ownership change at any time since our ownership change in 2006, we may already be subject to limitations on our ability to utilize our net operating losses and other tax attributes generated before such additional ownership change to offset post-change taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change and, consequently, the limitations under Sections 382 and 383 of the Code. As a result, if or when we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset such taxable income may be subject to limitations, which could adversely affect our future cash flows.

FORWARD-LOOKING STATEMENTS AND STATISTICAL DATA
Special Note Regarding Forward-Looking Statements
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.
The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:
•	the recent COVID-19 pandemic or other health pandemics and epidemics;
•	our ability to obtain or maintain necessary regulatory approvals for some of our products, particularly the DPP COVID-19 System;
•	the timely development of competitive new products and services, and the acceptance of those products and services by new and existing customers;
•	the lack of availability of alternative third-party suppliers for certain important product components;
•	the timely development of competitive new products and services, and the acceptance of these products and services by new and existing customers;
•	the willingness of users to substitute competitors’ products and services for our products and services;
•	new developments in health treatments or new non-diagnostic products that reduce or eliminate the demand for our products;
•	changes in consumer spending and savings habits;
•	the strength of the U.S. economy in general and the strength of the local economies in which we operate;
•
geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies;
•	inflation, interest rate, market and monetary fluctuations;
•	availability of resources for introduction and marketing of our products;
•	technological changes;
•	our ability to attract and retain key employees;
•	continued funding of, and our ability to participate in, large testing programs in the United States and worldwide;
•	uncertainty as to our future profitability;
•	the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;
•	the effect of acquisitions we may make, including the failure to achieve expected revenue growth or expense savings;

•	the growth and profitability of non-interest or fee income being less than expected; and
•	unanticipated regulatory or judicial proceedings.
Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” of this prospectus supplement and in the documents incorporated by reference herein. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.
You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
Industry and Market Data
This prospectus supplement contains estimates, projections and other data concerning our industry, our business and the markets for our products. Where expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by the World Health Organization. We also include data that we have compiled, obtained, identified or otherwise derived from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. Other than the World Health Organization, we do not expressly refer to the sources from which this data is derived. While we are not aware of any misstatements regarding any third-party data presented in, or underlying or supporting data presented in, this prospectus supplement, information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will total $  million or, if the underwriters’ option to purchase additional shares is exercised in full, $  million. Our cash and cash equivalents totaled $11.2 million at March 31, 2020, and would have been $  million after giving effect to our receipt of the net proceeds from this offering, or $   million if the underwriters’ option to purchase additional shares is exercised in full (in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us).
We intend to use our net proceeds from this offering to support the refocus of our business strategy, including the manufacturing and further commercialization of the DPP COVID-19 System, to expand our sales force to support growth, to increase our manufacturing capacity and for other general corporate purposes. We assess acquisition opportunities on an ongoing basis, though we do not have any agreement or commitment to enter into any acquisition at this time.
Our expected use of the net proceeds represents our current intentions based upon our present plans and business conditions. The amounts and timing of our actual expenditures may vary significantly from our expectations depending upon numerous factors, including our operating costs and capital expenditures and the factors described under “Risk Factors.” Because we cannot currently specify with any certainty the particular uses of the net proceeds, our management will have broad discretion in the application of the net proceeds.
Pending use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DILUTION
If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.
Our net tangible book value as of March 31, 2020 was $9.0 million, or $0.51 per share of common stock. Net tangible book value per share is equal to our total net assets minus intangible assets and goodwill, divided by the number of shares of common stock outstanding. After giving effect to our receipt of the net proceeds from this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been $  million, or $  per share of common stock. This would represent an immediate increase in net tangible book value of $  per share to existing stockholders and immediate dilution of $  per share to new investors purchasing shares in this offering. The following table illustrates this calculation:
Public offering price per share		$
Net tangible book value per share as of March 31, 2020	$0.51
Increase per share attributable to this offering	$
As adjusted net tangible book value per share after this offering
Dilution per share to new investors		$
If the underwriters exercise in full their option to purchase an additional       shares of common stock at the public offering price, our as adjusted net tangible book value as of March 31, 2020 would have been $  million, or $  per share of common stock. This would represent an increase in net tangible book value of $  per share to existing stockholders and immediate dilution of $  per share to new investors purchasing shares in this offering.
For purposes of the above illustration of dilution per share to investors participating in this offering, the number of shares of common stock to be outstanding following this offering is based on 17,548,910 shares outstanding as of April 29, 2020, which consists of 17,295,749 shares outstanding as of March 31, 2020, as adjusted to reflect 253,161 shares issued upon the exercise of an outstanding warrant, and excludes:
•	1,345,124 shares issuable as of that date upon the exercise of outstanding options with a weighted-average exercise price of $4.07 per share at March 31, 2020;
•	704,267 shares underlying restricted stock units at April 29, 2020 and 672,488 shares underlying restricted stock units at March 31, 2020; and
•	1,067,725 shares reserved for future issuance under our equity incentive plan at April 29, 2020 and 1,099,504 shares reserved for future issuance under our equity incentive plan at March 31, 2020.
The above assumes no exercise of outstanding options to purchase shares of our common stock. The exercise of outstanding options having an exercise price less than the public offering price will increase dilution to new investors purchasing shares in this offering.
In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

DESCRIPTION OF COMMON STOCK
We are authorized to issue (a) 100,000,000 shares of common stock, $0.01 par value per share, and (b) 10,000,000 shares of preferred stock, $0.01 par value per share, of which 30,000 shares of preferred stock were designated Series A Convertible Preferred Stock. As of April 29, 2020, no shares of preferred stock were outstanding and there were outstanding:
•	17,548,910 shares of common stock held by approximately 129 stockholders of record;
•	stock options exercisable, upon vesting, to acquire 1,345,124 shares of common stock; and
•	704,267 shares of common stock underlying restricted stock units.
The actual number of holders of common stock is greater than the number of record holders and includes holders who are beneficial owners but hold their shares in street name by brokers and other nominees. The number of holders of record also does not include stockholders that may hold shares in trust or by other entities.
Holders of common stock are entitled to one vote for each share held by them of record on our books in all matters to be voted on by the stockholders. Holders of common stock have no preemptive or subscription rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to our common stock. Under our corporate documents and Nevada law, the election of directors requires a plurality of the votes cast by holders of our outstanding common stock at the annual meeting while other fundamental corporate actions, such as mergers and sales of substantial assets, or amendments of our articles of incorporation require the approval of the holders of a majority of our outstanding common stock. The number of shares of our authorized common stock may be increased and altered from time to time in the manner prescribed by Nevada law upon the vote of at least a majority of the shares entitled to vote on the matter.
Our common stock is traded on The Nasdaq Capital Market under the symbol “CEMI.” The transfer agent and registrar for our common stock is Action Stock Transfer Corp.
For more information regarding our capital stock, including a summary of the rights of the common stock and our preferred stock, please see “Description of Common Stock” and “Description of Preferred Stock” beginning on pages 4 and 6, respectively, of the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special tax rules, including:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to the alternative minimum tax;
•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	tax-qualified retirement plans; and
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Proposed Treasury Regulations (which by their terms may be relied upon until final Treasury Regulations are issued) eliminate the application of withholding tax to payments of gross proceeds from the sale or other disposition of our common stock that was previously scheduled to begin in 2019.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in common stock.

UNDERWRITING
Robert W. Baird & Co. Incorporated is serving as representative of the underwriters. We and the representative, on behalf of the underwriters named below, have entered into an underwriting agreement with respect to the shares of common stock being offered hereby. Subject to certain conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock set forth in the following table.
Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated
Dougherty & Company LLC
Total
The underwriters are committed to take and pay for all of the shares offered by us, if any are taken, other than the shares covered by the option described below. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events, including that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.
We have granted the underwriters an option to buy up to an additional    shares of common stock. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $   per share.
The underwriting fee is equal to the public offering price per share of common stock, less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $   per share. The following table sets forth the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase    additional shares.
Paid by Us	Total Fees
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing, listing and printing fees, and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $   million, which will be paid by us. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.
We, our executive officers and our directors have agreed with the underwriters, subject to certain limited exceptions, not to not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (iii) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), for 90 days after the date of this prospectus without first obtaining the written consent of the representative. The foregoing restrictions do not apply to, among other transactions, the sale of shares of common stock pursuant to the underwriting agreement.
The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.
Our common stock listed on the Nasdaq Capital Market under the symbol “CEMI.”
We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.
Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriters may effect certain transactions in shares of common stock in the open market in order to prevent or retard a decline in the market price of our common stock while this offering is in progress. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. “Covered” shorts are short positions in an amount not greater than the underwriters’ option described herein, and “naked” shorts are short positions in excess of that amount. In determining the source of shares to close out a “covered” short, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. A “covered” short may be covered by either exercising the underwriters’ option or purchasing shares in the open market. A “naked” short is more likely to be created if underwriters are concerned that there may be downward pressure on the price of our common stock in the open market prior to the completion of this offering, and may only be closed out by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.
In addition, the underwriters may, pursuant to Regulation M of the Securities Act, also impose a penalty bid, which is when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of our common stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. If these activities are commenced by the underwriters, they may be discontinued at any time. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise.
Electronic Distribution
In connection with this offering, certain of the underwriters may distribute prospectuses by electronic means, such as email. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers, and allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on the website maintained by one or more of the bookrunners of this offering and may be made available on websites maintained by the other underwriters. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not a part of this prospectus or the registration statement of which this prospectus is a part.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, investment research, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may provide from time to time in the future, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, certain of the underwriters and their respective affiliates may from time to time effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities (including related derivative securities) and financial instruments (including bank loans), and may continue to do so in the future. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Notice to Prospective Investors in Canada
Our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area, no offer of our common stock has been, or will be made to the public in that Member State, other than:
a.	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b.	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative; or
c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and us that it is a “qualified investor” as defined in the Prospectus Regulation.
In the case of any common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common stock acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any common stock in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase common stock, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
Notice to Prospective Investors in the United Kingdom
This prospectus and any other material in relation to our common stock is only being distributed to, and is only directed at, persons in the United Kingdom who are “qualified investors” or otherwise in circumstances which do not require publication by us of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000. Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together, “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.
Notice to Investors in Switzerland
Our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to this offering, us or our common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our common stock.

Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.
Our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
The validity of the shares of common stock being offered will be passed upon for us by Ballard Spahr LLP, Las Vegas, Nevada. Certain other legal matters in connection with this offering will be passed upon for us by K&L Gates LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, LLP, Chicago, Illinois.
EXPERTS
The consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register the shares of common stock offered by this prospectus supplement. This prospectus supplement does not, however, contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement, reference is made to the registration statement. Statements contained in this prospectus supplement concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.
We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. Our filings with the SEC are also available to the public on our website at www.chembio.com, as well as through document retrieval services. You may read and copy any periodic reports, proxy statements or other information we file at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms.

Incorporation by Reference
We “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus supplement and prior to the time that we sell all the securities offered by this prospectus supplement, provided, however, that we are not incorporating any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph and including information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 13, 2020, as amended by Amendment Nos. 1 and 2 on Form 10-K/A, filed with the SEC on April 29, 2020 and May 6, 2020, respectively;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 4, 2020;
•	our Current Reports on Form 8-K filed with the SEC on March 20, 2020, April 2, 2020, April 21, 2020 and May 4, 2020; and
•	the description of the common stock contained in our Form 8-A filed with the SEC on June 6, 2012 pursuant to Sections 12(b) and 12(g) of the Exchange Act.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:
Chembio Diagnostics, Inc.
555 Wireless Boulevard
Hauppauge, New York 11788
(631) 924-1135
Attention: Investor Relations

PROSPECTUS

$50,000,000

Common Stock
Preferred Stock
Warrants
Units
We may offer from time to time common stock, preferred stock, warrants and units. We may also issue any of the common stock, preferred stock, warrants or units upon the conversion, exchange or exercise of any of the securities listed above. The aggregate initial offering price of the securities that we offer will not exceed $50,000,000.
We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.
Our common stock is listed on the Nasdaq Capital Market under the symbol “CEMI.”
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
You should refer to the risk factors included or incorporated by reference herein and that may be included in a prospectus supplement, and you should carefully consider that information before investing in our securities.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 3, 2018.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process. Under this shelf process, we may sell, either separately or together, any combination of the securities described in this prospectus in one or more offerings for cash. We may also issue any of the common stock, preferred stock, warrants or units upon conversion, exchange or exercise of any of the securities mentioned above. The aggregate amount of securities that we may offer under the registration statement is $50,000,000, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies.
This prospectus provides you with a general description of the securities that we may offer. Each time we sell or otherwise issue securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the offering and the specific terms of the securities being offered. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information provided in any free writing prospectus or described under the heading “Where You Can Find More Information.”
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website, our website, or at the SEC offices, which are referred to in this prospectus under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
The words “we,” “our,” “us,” “and “Chembio” refer to Chembio Diagnostics, Inc., unless we indicate otherwise.
Our logo is one of our trademarks. This prospectus also includes or incorporates by reference trademarks, tradenames, and service marks that are the property of other organizations. For convenience, our logo appears in this prospectus without the ™symbol, but those uses are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to this trademark.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplements contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.
The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:
•	our ability to obtain or maintain necessary regulatory approvals for some of our products;
•	the timely development of competitive new products and services, and the acceptance of these products and services by new and existing customers;
•	the lack of availability of alternate third-party suppliers for certain important product components;
•	the timely development of competitive new products and services, and the acceptance of these products and services by new and existing customers;
•	the willingness of users to substitute competitors’ products and services for our products and services;
•	new developments in health treatments or new non-diagnostic products that reduce or eliminate the demand for our products;
•	changes in consumer spending and savings habits;
•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•
the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board; inflation, interest rate, market and monetary fluctuations;

•	availability of resources for introduction and marketing of our products;
•	technological changes;
•	our ability to attract and retain key employees;
•	continued funding of, and our ability to participate in, large testing programs in the U.S. and worldwide;
•	uncertainty as to our future profitability;
•
the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;
•	the growth and profitability of non-interest or fee income being less than expected; and
•	unanticipated regulatory or judicial proceedings.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” of this prospectus and in our SEC filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.
You should read this prospectus, any accompanying prospectus supplement, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
ABOUT CHEMBIO
We are a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. Our business commenced in 1985.
Our principal executive offices are located at 3661 Horseblock Road, Medford, New York 11763. Our telephone number is (631) 924-1135. Our website address is www.chembio.com. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus.
RISK FACTORS
An investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves a high degree of risk. Before acquiring any of such securities, you should carefully consider the risk factors incorporated by reference in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK
General
This section of the prospectus describes the material terms and provisions of our common stock. When we offer to sell or otherwise issue shares of our common stock, we will describe the specific terms of the offering and the shares in a supplement to this prospectus. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, as amended, our bylaws, as amended, and the applicable provisions of Nevada law.
Our authorized capital stock includes 100,000,000 shares of our common stock, par value $0.01 per share. As of September 13, 2018, there were outstanding:
•	14,173,620 shares of common stock held by approximately 124 stockholders of record; and
•	stock options exercisable, upon vesting, to acquire 711,968 shares of common stock.
The actual number of stockholders is greater than the number of record holders and includes stockholders who are beneficial owners but hold their shares in street name by brokers and other nominees. The number of holders of record also does not include stockholders that may hold shares in trust or by other entities.
Our authorized common stock may be increased and altered from time to time in the manner prescribed by Nevada law upon the vote of at least a majority of the shares entitled to vote on the matter. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “CEMI.”
Holders of our common stock are entitled to one vote for each share held by them of record on our books in all matters to be voted on by the stockholders. Holders of our common stock are entitled to receive dividends as may be legally declared from time to time by the board of directors, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities and amounts owed with respect to any preferred stock or other senior securities. Declaration of dividends on common stock is subject to the discretion of the board of directors and will depend upon a number of factors, including our future earnings, capital requirements, financial condition, and/or restrictions, if any, imposed by debt instruments or senior securities. We have not declared dividends on our common stock in the past and we currently anticipate that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.
The holders of common stock have no preemptive or subscription rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. Under our corporate documents and Nevada law, the election of directors requires a plurality of the votes cast by holders of our outstanding common stock at the annual meeting while other fundamental corporate actions, such as mergers and sales of substantial assets, or amendments of our articles of incorporation require the approval of the holders of a majority of our outstanding common stock.
Transactions with Interested Persons
Under Nevada law, a transaction with the Company (i) in which a Company director or officer has a direct or indirect interest, or (ii) involving another corporation, firm or association in which one or more of the Company’s directors or officers are directors or officers of the corporation, firm or association or have a financial interest in the corporation firm or association, is not void or voidable solely because of the director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:
•
the fact of the common directorship, office or financial interest is known to the board of directors or a committee of the board of directors and a majority of disinterested directors on the board of directors (or on the committee) authorized, approved or ratified the transaction;

•
the fact of the common directorship, office or financial interest is known to the stockholders and disinterested stockholders holding a majority of the shares held by disinterested stockholders authorized, approved or ratified the transaction;

•	the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought to the board of directors for action; or
•	the transaction was fair to the Company at the time it is authorized or approved.
Control Share Acquisition Provisions
Nevada law precludes an acquirer of the shares of a Nevada corporation who crosses one of three ownership thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to those shares unless the disinterested holders of a majority of the shares of the Company held by disinterested stockholders vote to accord voting power to those shares. Nevada permits a corporation to opt out of the application of these control share acquisition provisions by so providing in the articles of incorporation or bylaws. The Company has opted out of the application of these control share acquisition provisions in its bylaws, as amended.
Combinations with Interested Stockholders
Under Nevada law, except under certain circumstances, a corporation is not permitted to engage in a business combination with any “interested stockholder” for a period of two years following the date such stockholder became an interested stockholder. An “interested stockholder” is a person or entity who owns 10% or more of the outstanding shares of voting stock. Nevada permits a corporation to opt out of the application of these business combination provisions by so providing in the articles of incorporation. The Company did not opt out of the application of these business combination provisions in its articles of incorporation, as amended.
Stockholder Rights Agreement
On March 8, 2016, the Company entered into a Rights Agreement (the “Rights Agreement”) between the Company and Action Stock Transfer Corp., as Rights Agent. Pursuant to the Rights Agreement, the Company declared a dividend distribution of one Preferred Share Purchase Right (a “Right”) for each outstanding share of our common stock, par value $0.01, in the manner described below. The board of directors set the payment date for the distribution of the Rights as March 8, 2016, and the Rights were distributed to our shareholders of record on that date. The Rights Agreement also provides that Rights are issued with respect to any shares of our common stock that are newly issued after March 8, 2016, such as with respect to the Company’s underwritten public offering in February 2018. The description and terms of the Rights are set forth in the Rights Agreement.
Rights Initially Not Exercisable. The Rights are not exercisable until a Distribution Date (as defined in the Rights Agreement). Until a Right is exercised, the holder thereof, as such, has no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.
Separation and Distribution of Rights. The Rights are to be evidenced by the certificates for shares of common stock registered in the names of the holders thereof, and not by separate rights certificates until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that an Acquiring Person (as defined in the Rights Agreement) has acquired a Combined Ownership (as defined in the Rights Agreement) of 20% or more of the outstanding shares of the common stock or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date that a tender or exchange offer or intention to commence a tender or exchange offer by any person is first published, announced, sent or given within the meaning of Rule 14d-4(A) under the Exchange Act, the consummation of which would result in any person having Combined Ownership of 20% or more of the outstanding shares of the common stock.
Transfer Agent
The transfer agent and registrar for the Company’s common stock is Action Stock Transfer Corp.

DESCRIPTION OF PREFERRED STOCK
General
This section of the prospectus describes the material terms and provisions of our preferred stock. When we offer to sell or otherwise issue shares of our preferred stock, we will describe the specific terms of the offering and the shares in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, as amended, our bylaws, as amended, and the applicable provisions of Nevada law.
Our authorized capital stock includes 10,000,000 shares of our preferred stock, par value $0.01 per share. Under our Articles of Incorporation, as amended, we may issue shares of preferred stock in one or more series, as may be determined by our board of directors or a duly authorized committee. Our board of directors or a committee thereof also may establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders.
Our board of directors is authorized to determine or fix from time to time by resolution the following terms for each series of preferred stock, which will be described in a prospectus supplement:
•	the distinctive serial designation of such series and the number of shares to constitute such series;
•	the class or voting rights, if any;
•	the dividend rate;
•	whether dividends are cumulative and, if so, the date from which dividends cumulate;
•	the payment date for dividends;
•	redemption rights, the applicable redemption prices and such other conditions of redemption;
•	amounts payable to holders on our liquidation, dissolution or winding up;
•	the amount of the sinking fund, if any;
•
whether the shares will be convertible or exchangeable into other equity securities, and, if so, the prices and terms of conversion and such other terms and conditions of such conversion or exchange; and

•	any other voting powers, designations, preferences, limitations, restrictions, and relative rights.
The preferred stock will be, when issued, fully paid and non-assessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of the Company.
The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise.
Rank
Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends
The holders of each series of preferred stock will be entitled to receive cash dividends if declared by our board of directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends as to each series of preferred stock The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record of each series of preferred stock as they appear on the record dates fixed by our board of directors.
Conversion or Exchange
The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible or exchangeable into shares of our common stock or another series of our preferred stock. The terms of any such conversion or exchange and any such preferred stock will be described in the prospectus supplement relating to such series of preferred stock.
Redemption
If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof. It also may be mandatorily redeemed subject to a mandatory redemption.
Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on common stock or on any other securities ranking junior to the preferred stock with respect to liquidation.
If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
Voting Rights
The holders of shares of preferred stock will have no voting rights, except as otherwise stated in the prospectus supplement and the certificate of designation establishing such series, or as required by applicable law.
DESCRIPTION OF WARRANTS
In this section, we describe the general terms and provisions of the warrants for the purchase of preferred stock or common stock that we may issue. Warrants issued pursuant to this prospectus may be issued independently or together with any preferred stock or common stock. Warrants sold with other securities may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent who will be specified in the warrant agreement and in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of some of the terms and other provisions of the warrants that may be issued is not complete and is qualified in its entirety by reference to the applicable warrant agreement and related warrant certificate and the prospectus supplement, which both will be filed with the SEC. You should refer to this prospectus, the prospectus supplement, the free writing prospectus, and the warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific warrants that we may offer for the complete terms of the warrant agreement and the warrants. For more information on how you can obtain copies of the applicable warrant agreement, if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.
The applicable prospectus supplement related to an issuance of warrants will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:
•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the currency or currencies (including composite currencies) in which the price or prices of the warrants may be payable;
•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;
•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;
•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any; and
•	any other material terms of the warrants.
The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.
Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement and warrant agreement.
After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.
Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement or free writing prospectus, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS
In this section, we describe the general terms and provisions of the units that we may offer. We may issue units consisting of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.
The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:
•	the terms of the units and of any of our common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units or the securities comprising those units; and
•	whether the units will be issued fully registered or in global form.
The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information.” We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.
PLAN OF DISTRIBUTION
We may sell the securities described in this prospectus to or through one or more agents, underwriters, dealers or directly to purchasers on a continuous or delayed basis.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the times of sale, at prices related to such prevailing market prices or at negotiated prices.
Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:
•	the public offering price;
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of the securities;
•	the proceeds from the sale of the securities to us;
•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;
•	any discounts or concessions allowed or reallowed or repaid to dealers; and
•	the securities exchanges on which the securities will be listed, if any.
If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement used by the underwriter to make resales of the securities to the public.
If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.
We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.
We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the Nasdaq Capital Market under the symbol “CEMI.” Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS
Certain matters concerning this prospectus and future offerings will be passed upon for us by Haynes and Boone, LLP, Denver, Colorado. As of the date of this prospectus, certain partners of Haynes and Boone, LLP held 29,497 shares of Common Stock.
The validity of the securities offered hereby has been passed upon for us by Ballard Spahr LLP.
Additional legal matters may be passed upon for us or any underwriters or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements and schedule as of December 31, 2017 and 2016 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act.
This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.
We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our filings with the SEC are also available to the public on our website at www.chembio.com, as well as through document retrieval services. You may read and copy any periodic reports, proxy statements or other information we file at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms.
We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus, provided, however, that we are not incorporating any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph and including information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018.
(b)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 9, 2018, and for the quarter ended June 30, 2018, filed with the SEC on August 8, 2018.

(c)
Our Current Reports on Form 8-K filed with the SEC on February 8, 2018; February 9, 2018; February 13, 2018; February 27, 2018; May 16, 2018; July 19, 2018, July 30, 2018; August 13, 2018; and September 17, 2018.

(d)	Portions of our Proxy Statement for the Annual Meeting of Stockholders, held on May 10, 2018, that have been incorporated by reference in our 2017 Annual Report on Form 10-K.
(e)	The description of our common stock contained in our Form 8-A, filed with the SEC on June 6, 2012 pursuant to Sections 12(b) and 12(g) of the Exchange Act.
(f)
The description of our Preferred Share Purchase Rights contained in our Form 8-A filed with the SEC on March 8, 2016, including any amendment to that form that we may file in the future for the purpose of updating the description of our Preferred Share Purchase Rights.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:
Chembio Diagnostics, Inc.
3661 Horseblock Road
Medford, New York 11763
(631) 924-1135
Attention: Investor Relations
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement or free writing prospectus. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

Common Stock
     Shares

CHEMBIO DIAGNOSTICS, INC.
PROSPECTUS SUPPLEMENT
Sole Book-Running Manager

Baird
Co-Manager

Dougherty & Company LLC
    , 2020